FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

This FIFTH Amendment to Employment Agreement (this “Amendment”) is made and entered as of this 5th day of September, 2017, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and James J. Barry, PhD (the “Executive”) for purposes of amending that certain Employment Agreement dated as of July 14, 2014 and further amended as of January 5, 2015, February 22, 2015, March 28, 2016 and June 6, 2016, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Section 1.3 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3:

1.3 Term of Employment. Unless sooner terminated by either party as provided in Articles IV and V hereunder, or extended upon the mutual agreement of the parties, the term of this Agreement shall continue until July 31, 2018 (the “Term”). The Executive shall resign as a member of the Board at the end of the Term if requested by the Company. In the event that (i) the Term is not extended beyond July 31, 2018 upon the mutual agreement of the parties; and (ii) the Company does not offer the Executive a position as Chief Executive Officer on terms and conditions that are no less favorable to the Executive than the terms and conditions of this Agreement (including, to the extent the Financing Equity Grant has not been made to the Executive as of such time, providing for an equity award substantially similar to the Financing Equity Grant) with an annual base salary that is at least $400,000, the Executive’s termination shall be deemed a termination pursuant to Section 4.5.

2. Section 2.2 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.2:

2.2 Base Salary. The Executive shall be paid a base salary of no less than $30,416.67 per month ($365,000 on an annualized basis) while he is employed by the Company during the Term; provided, however, that nothing shall prohibit the Company from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Company Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The base salary shall be reviewed annually by the Board for increase (but not decrease, except as permitted above) as part of the Company’s annual compensation review, and any increased amount shall become the base salary under this Agreement. Notwithstanding the foregoing, the Executive and the Company agree that in the event of the closing of a transaction or series of related transactions with investors where the Company raises an aggregate of $7 million from such investors (the “Financing”), the Executive’s base salary shall increase to at least $33,333.33 per month ($400,000 on an annualized basis), commencing on the pay period immediately following the applicable closing for the remainder of the Term.

3. Section 2.6 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new section 2.6:

2.6 Financing Equity Grant. On or within twenty (20) business days of the closing of the Financing (the “Date of Grant”), the Executive shall be eligible to receive, provided that the Executive is employed by the Company on the Date of Grant, (x) a nonqualified stock option relating to the number of shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Option”), and (y) an award of a number of restricted shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Restricted Stock Award” and together with the Financing Option, the “Financing Equity Grant”), in each case, subject to the availability of shares for grant under the InspireMD, Inc. 2013 Long-Term Incentive Plan (the “2013 LTIP”), together with the 2013 Employee Stock Incentive Plan (the “2013 Israeli Appendix”), which is a sub-plan to the 2013 LTIP (collectively, the 2013 LTIP and the 2013 Israeli Appendix being referred to herein as, the “Incentive Plan”). To the extent shares are not available for grant under the Incentive Plan for the full amount of the Financing Equity Grant on the Date of Grant, the Financing Option shall be for 50% of the maximum number of shares that remain available on the Date of Grant for grant under the Incentive Plan, and the Financing Restricted Stock Award shall be for 50% of the maximum number of shares that remain available on the Date of Grant for grant under the Incentive Plan. The Financing Equity Grant shall be subject to the terms and conditions of separate award agreements between the Company and the Executive (which agreements shall include, without limitation, provisions regarding vesting and forfeiture of such grant), and the terms and conditions of the Incentive Plan.

4. Section 2.7 of the Agreement is hereby amended by deleting said section in its entirety.

5. Section 5.1 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5, the Executive shall be entitled to the payment and benefits set forth below only. If at any time after the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5, the Executive shall be entitled to the payment and benefits set forth in (a), (b) and the specified provisions of (c) only.

(a) any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law; provided, however, that the Executive shall be entitled to receive the pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs and assuming full achievement of all applicable goals under the Bonus Plan) that he would have received had his employment not been terminated during such year. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated (assuming full achievement of all applicable goals under the Bonus Plan), it being understood that the Executive’s termination of employment shall not be used to disqualify the Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled (assuming full achievement of all applicable goals under the Bonus Plan). The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16, be paid at the time such Incentive Compensation is paid to senior executives of the Company (“Severance Bonus Payment Date”) but in no event later than two and one-half months after the end of such fiscal year.

(b) a one-time lump sum severance payment in an amount equal to two hundred percent (200%) of the Executive’s Base Amount calculated with a base salary amount at the annual rate of $425,000. The lump sum severance payment shall be paid on the Company’s first payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16; provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

(c) one hundred percent (100%) of all unvested stock options, restricted stock shares, restricted stock units, stock appreciation rights or similar stock based rights granted to the Executive shall vest and, if applicable, be immediately exercisable and any risk of forfeiture included in such restricted or other stock grants previously made to the Executive shall immediately lapse. In addition, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 during or after the Term, the Executive shall have until the earlier of (i) eighteen (18) months from the date of termination, or (ii) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms had the Executive’s employment not terminated to exercise any outstanding stock options or stock appreciation rights. The extension of the exercise period set forth in this Section 5.1(c) shall occur notwithstanding any provision in any Plans or related grant documents which provides for a lesser vesting or shorter period for exercise upon termination by the Company without Cause (which for this purpose will include a termination for Good Reason), notwithstanding anything to the contrary in any Plans or grant documents; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans.

(d) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 18 months after termination or until the Executive secures coverage from new employment and the period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 18 month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

(e) a cash payment to the Executive in the amount of $25,000 which Executive may use towards the costs and expenses of executive outplacement services or an education program selected by the Executive. The payment shall be paid on the Company’s first regularly scheduled payroll date after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16, provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

(f) Any payments by the Company under Section 5.1(b) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability to the extent such reduction is permitted by, and does not trigger an impermissible change in time or form of payment under, Section 409A of the Code.

5. Section 5.3 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.3:

5.3 Termination following a Change in Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change in Control. If during a Change in Control Period during or after the Term, (a) the Executive terminates his employment with the Company due to a termination for Good Reason pursuant to Section 4.4, or (b) the Company terminates the Executive’s employment pursuant to Section 4.5, the Executive shall be entitled to those payments that are set forth in Section 5.1. No other rights result from termination during a Change in Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change in Control if such Plans or award documents grant greater rights than are set forth herein.

6. The definition of “Good Reason” set forth in Exhibit A of the Agreement is hereby amended by deleting said definition in its entirety and substituting in lieu thereof the following new definition:

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (i) any duties, functions or responsibilities are assigned to the Executive that are materially inconsistent with the Executive’s duties, functions or responsibilities with the Company or the Subsidiary as contemplated or permitted by Section 1.1; (ii) material diminution in Executive’s duties; (iii) the base salary of the Executive is materially reduced, unless a reduction in accordance with Section 2.2; (iv) there is a material adverse change or termination of the Executive’s right to participate, on a basis substantially consistent with practices applicable to senior executives of the Company generally, in any bonus, incentive, profit-sharing, stock option, stock purchase, stock appreciation, restricted stock, discretionary pay or similar policy, plan, program or arrangement of the Company, or any material adverse failure to provide the compensation and benefits contemplated by Sections 2.3, 2.4 and Article III, except where necessary to avoid the imposition of any additional tax under Section 409A of the Code; (v) there is a material termination or denial of the Executive’s right, on a basis substantially consistent with practices applicable generally to senior executives of the Company, to participate in and receive service credit for benefits as provided under, all life, accident, medical payment, health and disability insurance, retirement, pension, salary continuation, expense reimbursement and other employee and perquisite policies, plans, programs and arrangements that generally are made available to senior executives of the Company, except for any arrangements that the Board adopts for select senior executives to compensate them for special or extenuating circumstances or as needed to comply with applicable law or as necessary to avoid the imposition of any additional tax under Section 409A; (vi) any material breach by the Company of its representations under Section 7.7(b), or the guaranty by Subsidiary on the signature page of the Agreement; (vii) relocation of the Executive’s principal place of employment to a place that increases his one-way commute by more than fifty (50) miles as compared to the Executive’s then-current principal place of employment immediately prior to such relocation; or (viii) a majority of the members of the Board is replaced during any three (3) month period.

7. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

8. In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Paul Stuka
Name:	Paul Stuka
Title:	Chairman of Board of Directors

EXECUTIVE:

/s/ James J. Barry
James J. Barry PhD